Exhibit 99.2

ITEM 7 INFORMATION

This statement is being filed jointly on behalf of

(i) Morgan Stanley, a Delaware corporation (“MS Parent”),

(ii) MS Holdings Incorporated, a Delaware corporation (“MS Holdings”) and

(iii) MS Credit Partners Holdings Inc., a Delaware corporation (“MS Credit Partners”).

MS Holdings is a wholly owned subsidiary of MS Parent.

MS Credit Partners is a wholly owned subsidiary of MS Holdings.